Exhibit 99.1

Board of Directors Minutes

MINUTES OF THE BOARD OF DIRECTORS

OF

FIRST CORPORATION

May 18, 2008

A meeting of the Board of Directors of First Corporation (the “Corporation”), was held on September 18, 2008 at 11:00 a.m. Mountain Daylight Time.

Directors participating in the meeting were:

Todd Larsen and Sheryl Cousineau

The following resolutions were put forth:

RESOLVED: that the corporation discontinue all exploration efforts on its mineral claims in the Red Lake District of Northern Ontario. Efforts to attract additional financing over the past approximately ten months have proved futile.  Negotiations with two separate groups who showed initial interest were terminated due to the corporation being designated a shell corporation and market conditions currently prevalent.

Resolution passed

RESOLVED: that every effort is to be expended on behalf of the shareholders to identify and acquire one or more business opportunities.

Resolution passed

There being no further business, the meeting was adjourned.

/s/ Sheryl Cousineau

/s/ Todd Larsen

     Sheryl Cousineau, Secretary

     Todd Larsen, President and Chairman of the Board